Venturi Partners	Phone	704.442.5100
2709 Water Ridge Parkway	Fax	704.442.5137
Charlotte, NC 28217-4538	Web	www.venturipartners.com

Contacts:	Jim Hunt	Ken Bramlett
	Chief Financial Officer	Senior Vice President
	704.442.5105	704.442.5106
	jhunt@venturipartners.com	kbramlett@venturipartners.com

VENTURI PARTNERS REPORTS FIRST QUARTER RESULTS

CHARLOTTE, N.C. (April 29, 2004) — Venturi Partners, Inc. (OTCBB:VPTR.OB), a leading information technology and professional staffing services company, today announced financial results for the first quarter ended March 28, 2004.

For the first quarter, total revenues were $129.3 million, up from $120.7 million in the first quarter last year and up sequentially from last year’s fourth quarter level of $127.1 million. Venturi’s Technology practice contributed $67.5 million, just over 52% of total revenues during the first quarter, and its Staffing business contributed $61.8 million of total revenues. Venturi reported a net loss of $0.1 million, or ($0.02) per diluted share, for the first quarter, compared with a net loss of $7.7 million, or ($7.16) per diluted share, in the first quarter last year. The Company recorded non-cash stock option compensation expense in the first quarter this year of $0.9 million, or ($0.14) per diluted share, related to variable accounting for certain outstanding stock options. In the first quarter last year, the Company recorded restructuring and rationalization charges and also incurred substantial interest expense on the indebtedness that was extinguished in the comprehensive financial restructuring completed in April 2003.

Operating income was $0.9 million in the first quarter, up from a loss of $1.7 million in the first quarter last year but down from $2.9 million in the fourth quarter of 2003, in each case exclusive of restructuring and rationalization charges and stock option compensation expense.

During the third quarter of 2003, Venturi completed a 1-for-25 reverse stock split and also converted all of its outstanding Series B convertible preferred stock (which was originally issued in April 2003) into common stock. As of March 28, 2004, Venturi had approximately 6.1 million common shares outstanding. All share and per share amounts in this earnings release reflect the reverse stock split and the preferred stock conversion as if these events had been completed on the first day of each period presented.

As of March 28, 2004, the Company’s contractual obligations under its secured revolving credit facility and the remaining outstanding 5.75% Notes were $56.3 million in the aggregate, down from $218.0 million at the end of the first quarter last year but up from $55.3 million at the end of 2003.

“Our revenue trends in the first quarter, especially in Technology, provide some of the clearest evidence yet of the improving economy,” commented Larry L. Enterline, Venturi Chief Executive Officer. “Despite normal seasonal influences, which resulted in a weak January in each of our business lines, Staffing rebounded in February and March to complete a solid first quarter. Furthermore, Technology actually grew its net billable headcount again during the quarter, exiting the quarter with slightly more billable professionals on assignment than at the end of 2003. Significant increases in state unemployment insurance rates had an unfavorable impact on profits in both business lines. Our field operators were able to overcome the normal seasonal pressures on revenues we experience early each year, and we appreciate their conscientious efforts. As a result of this operating performance, our revenues and profits during the quarter were higher than we expected, and we are excited about how well this solid start has positioned us for the balance of the year.”

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Venturi Partners Reports First Quarter 2004 Results

April 29, 2004

Technology Services
Technology revenues increased to $67.5 million in the first quarter from $60.6 million in the first quarter last year and also increased sequentially from $63.0 million in the fourth quarter of 2003. Gross margins were 22.0% compared with 23.5% in the fourth quarter and 22.1% in the first quarter of 2003. Operating income margins, exclusive of restructuring and rationalization charges, were 4.1%, down slightly from 4.9% in the fourth quarter but up from 2.0% in the first quarter of 2003.

Billable headcount increased again sequentially from the fourth quarter levels, with an average of approximately 1,950 IT professionals on assignment during the first quarter and 1,980 on assignment at the end of the quarter.

Staffing Services
Revenues for Venturi’s Staffing business in the first quarter of 2004 increased to $61.8 million, up from the $60.2 million levels recorded in the first quarter last year but down from $64.1 million in the fourth quarter of 2003 - consistent with normal seasonal trends. Gross profit in the first quarter decreased to $11.3 million from $12.9 million in the fourth quarter and $11.7 million in the first quarter last year. Gross margin percentage for the first quarter of 2004 decreased to 18.3% from 20.1% in the fourth quarter and 19.4% in the first quarter of 2003. Operating income margins, exclusive of restructuring and rationalization charges, were 2.9%, down from 5.2% in the fourth quarter but ahead of last year’s first quarter level of 1.7%.

Permanent placement revenue as a percentage of total Staffing sales was 2.6% in the first quarter, versus 2.1% in the fourth quarter and 2.0% in the first quarter last year. Additionally, vendor-on-premise business represented 33.0% of division sales, versus 36.6% in the fourth quarter and 37.4% in the first quarter last year.

Conference Call Information
Venturi Partners will conduct a conference call today at 9:00 a.m. Eastern Time to discuss the quarterly financial results. The conference call-in number is (913) 981-5532. The call will also be Web cast live and replayed for 30 days at www.venturipartners.com or www.fulldisclosure.com. A taped replay of the call will be available from 12:00 p.m. Eastern Time today through May 6, 2004, by dialing (719) 457-0820, passcode 584272.

About Venturi Partners
Venturi Partners, Inc. is a nationwide provider of information technology consulting and custom software development services; high-end clerical, accounting and other specialty professional staffing services; and technology systems for human capital management. The Company’s Technology Services operations operate under the name “Venturi Technology Partners” and its Staffing Services operations operate as “Venturi Staffing Partners” and “Venturi Career Partners.”

Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect Venturi’s future operating results or financial position. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such statements.

These risks and uncertainties include, but are not limited to, the following:

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	changes or reductions in corporate information technology spending levels;

•	our ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the impact of competitive pressures, including any change in the demand for the Company’s services, on our ability to maintain or improve our operating margins;

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Venturi Partners Reports First Quarter 2004 Results

April 29, 2004

•	a federal, state or local government audit of our income, payroll or other tax returns and the risk that assessments for additional taxes, penalties and interest could be levied against the Company, which could affect our liquidity;

•	the entry of new competitors into the marketplace or expansion by existing competitors;

•	our success in attracting, training and retaining qualified management personnel and other staff employees;

•	reductions in the supply of qualified candidates for temporary employment or our ability to attract qualified candidates;

•	the possibility of our incurring liability for the activities of our temporary employees or for events impacting our temporary employees on clients’ premises;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that further cost cutting or restructuring activities undertaken by the Company could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s liquidity or ability to comply with its loan covenants;

•	the risks of defaults under our credit agreements;

•	adverse changes in credit and capital markets conditions that may affect our ability to obtain financing or refinancing on favorable terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect our assessment of our ability to fully recover our goodwill;

•	whether governments will amend existing regulations in such a manner as to increase the Company’s costs of doing business;

•	whether governments will impose additional regulations or licensing requirements on staffing services businesses in particular or on employer/employee relationships in general; and

•	other matters discussed in this press release and the Company’s SEC filings.

Because long-term contracts are not a significant part of Venturi’s business, future results cannot be reliably predicted by considering past trends or extrapolating past results. The Company undertakes no obligation to update information contained in this release and is not responsible for any changes made to this release by wire or Internet services.

Non-GAAP Financial Measures
This press release includes presentation of the following financial measure: operating income exclusive of restructuring and rationalization charges and stock option compensation expense. This item is not a financial measure recognized under generally accepted accounting principles in the United States. The Company has included this non-GAAP financial measure because it believes that it permits a more meaningful comparison of the Company’s operating performance between the periods presented and because management uses it in evaluating the Company’s operating performance. Because this item is not a GAAP financial measure, however, other companies may present similarly titled items that are calculated using differing adjustments. Accordingly, this measure as presented in this press release should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. Following is a table reconciling this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review this reconciliation. In addition, the exclusion of restructuring and rationalization charges and stock option compensation expense in this non-GAAP financial measure does not imply that such charges are non-recurring, infrequent or unusual. Restructuring and rationalization charges and stock option compensation expense were incurred in the periods presented, and similar charges may recur in future periods.

	Three Months Ended

	Mar. 28,	Mar. 30,
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE:	2004	2003

Operating income exclusive of restructuring and rationalization charges and stock option compensation expense:
Operating income (loss)	$27	$(1,807)
Restructuring and rationalization charges	—	99
Stock option compensation expense	913	—

Operating income exclusive of restructuring and rationalization charges and stock option compensation expense:	$940	$(1,708)

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Venturi Partners Reports First Quarter 2004 Results

April 29, 2004

VENTURI PARTNERS, INC.
Financial Highlights
(in thousands, except share and per share data)

	Three Months Ended

	March 28,	March 30,	%
	2004	2003	Change

Revenues	$129,256	$120,715	7.1%
Direct costs of services	103,114	95,640	7.8%

Gross profit	26,142	25,075	4.3%

Operating expenses:
Selling, general and administrative	24,120	25,371	-4.9%
Depreciation and amortization	1,082	1,412	-23.4%
Restructuring and rationalization charges	—	99	NA
Stock option compensation	913	—	NA

Operating income (loss)	27	(1,807)	NA

Interest expense	191	4,392	-95.7%
Gain (loss) on financial restructuring, net	—	(1,501)	NA

Loss before income taxes	(164)	(7,700)	-97.9%
Provision (benefit) for income taxes	(24)	—	NA

Net loss	$(140)	$(7,700)	-98.2%

Basic earnings per common share:
Loss before gain on financial restructuring	$(0.02)	$(5.76)	-99.7%
Gain (loss) on financial restructuring, net	—	(1.40)	NA

Net loss	$(0.02)	$(7.16)	-99.7%

Weighted average basic shares outstanding	6,089,938	1,075,248	466.4%

Diluted earnings per common share (1):
Loss before gain on financial restructuring	$(0.02)	$(5.76)	-99.7%
Gain (loss) on financial restructuring, net	—	(1.40)	NA

Net loss	$(0.02)	$(7.16)	-99.7%

Weighted average diluted shares outstanding (1)	6,546,124	1,075,248	508.8%

(1)	The conversion of the remaining outstanding 5.75% Convertible Subordinated Notes due July 2004 were excluded from the computation of earnings per diluted share and weighted average diluted shares outstanding for the periods shown because their effect was antidilutive.

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Venturi Partners Reports First Quarter 2004 Results

April 29, 2004

VENTURI PARTNERS, INC.
Financial Highlights
(in thousands)

	Three Months Ended

	March 28,	March 30,	%
	2004	2003	Change

SELECTED SEGMENT INFORMATION:
Revenues:
Technology Services	$67,477	$60,559	11.4%
Staffing Services	61,779	60,156	2.7%

Total revenues	129,256	120,715	7.1%

Gross profit:
Technology Services	14,813	13,386	10.7%
Staffing Services	11,329	11,689	-3.1%

Total gross profit	26,142	25,075	4.3%

Operating income:
Technology Services	2,796	1,232	126.9%
Staffing Services	1,813	1,028	76.4%

Total operating income	4,609	2,260	103.9%

Unallocated corporate expenses	3,669	3,880	-5.4%
Amortization of intangible assets	—	88	NA
Restructuring and rationalization charges	—	99	NA
Stock option compensation expense	913	—	NA

Total operating income (loss)	$27	$(1,807)	NA

SELECTED CASH FLOW INFORMATION:
Net cash provided by operating activities	$1,704	$67	2443.3%
Purchases of property and equipment, net	80	430	-81.4%
Borrowings under credit facility, net	1,000	—	NA
Cash payments for interest	1,247	5,043	-75.3%

	Periods Ended

	Mar. 28,	Dec. 28,
	2004	2003

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$2,947	$508
Accounts receivable, net	77,200	75,702
Goodwill, net	103,532	103,532
Total assets	197,141	194,360

Current liabilities	57,963	55,578
Secured credit facility (1)	55,277	55,264
Convertible subordinated notes	5,339	5,339
Total shareholders’ equity	65,454	64,681

(1)	At March 28, 2004 and December 28, 2003, the Company’s contractual obligation under the secured credit facility was $51,000 and $50,000, respectively; the remaining $4,277 and $5,264, respectively, represents deferred gain on debt forgiveness in accordance with Generally Accepted Accounting Principles.

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